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                                                                    Exhibit 10.5

                           LEASE TERMINATION AGREEMENT

         THIS LEASE TERMINATION AGREEMENT ("Termination Agreement") is made as of the ____ day of January, 2004 by and between DAVENPORT BUILDING LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and ART TECHNOLOGY GROUP, INC., a Delaware corporation ("Tenant").

                                    RECITALS:

A. Landlord (as successor in interest to DVPT Limited Partnership) and Tenant are parties to that certain lease dated as of March 11, 1999, which lease has been previously amended by Amendment No. 1 dated December 15, 1999, Second Amendment to Lease dated December 29, 2000, Revocable Parking License Agreement dated August 25, 2000, and Special Use Event License Agreement dated August 25, 2002 (as so amended, the "Lease") relating to approximately 60,471 rentable square feet located on the second floor ("Space A") and approximately 30,498 rentable square feet located on the third floor ("Space B"; Space A and Space B are hereinafter collectively referred to as the "Premises") of the building commonly known as the Davenport Building, located at 25 First Street, Cambridge, Massachusetts (the "Building"), all as more particularly described in the Lease.

B. The Term is scheduled to expire on August 31, 2006 with respect to Space A (the "Space A Stated Termination Date") and December 31, 2007 with respect to Space B (the "Space B Stated Termination Date"; the Space A Stated Termination Date and the Space B Stated Termination Date are hereinafter collectively referred to as the "Stated Termination Dates").

C. Tenant has requested to terminate the Lease prior to the Stated Termination Dates and to enter into a new lease (the "New Lease") with respect to Space A only, in consideration of Tenant's payment of the Termination Fee described in Section 7 below.

D. Landlord has agreed to such termination, and to enter into such New Lease, on the terms and conditions contained in this Termination Agreement, including without limitation the payment of the Termination Fee. Tenant acknowledges that Landlord's willingness so to terminate the Lease is made in reliance upon Tenant's representations contained in Section 6 below.

E. The New Lease will be executed concurrently with this Termination Agreement; however, the New Lease shall not commence until 12:00 a.m. (meaning thereby the midnight between March 31 and April 1) on April 1, 2004.

         NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

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1.       Effective as of 11:59 p.m. on March 31, 2004 (the "Early Termination
         Date") and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, including, without limitation, payment of the Termination Fee described in Section 7 below, the Lease is terminated and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date.

2. Effective as of the Early Termination Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date.

3. Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Termination Date and, except for the continuing obligation set forth in
         Section 8 below and Tenant's ongoing obligations under the New Lease, effective as of the Early Termination Date, forever releases and discharges Tenant from any and all claims, demands or causes of action whatsoever against Tenant or its successors and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Termination Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 6 below are true and correct.

4.       (a)      On or prior to the Early Termination Date, Tenant shall
                  fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date.

         (b) With respect to Space B, Tenant shall completely vacate and surrender Space B to Landlord in accordance with the terms of the Lease on or before January 31, 2004. Without limitation, Tenant shall leave Space B in a condition that is free of all of Tenant's personal property (including all movable furniture and equipment) and free of trash or other debris, and shall deliver the keys to Space B to Landlord or Landlord's designee. Furthermore, Tenant agrees that Landlord shall be permitted to enter Space B and relocate all of Tenant's belongings and personal property from a twenty thousand square foot section thereof designated by Landlord (the "Vacated Portion") to the remaining portion of Space B prior to January 31, 2004, and if Landlord elects so to do, then Tenant shall vacate and surrender the Vacated Portion of Space B to Landlord upon the completion of such relocation.

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         (c)      With respect to Space A, Landlord and Tenant acknowledge that
                  Tenant will be occupying Space A immediately after the Early Termination Date pursuant to the New Lease, as defined above, which New Lease shall become effective immediately upon the Early Termination Date. Accordingly, provided that Space A is in the condition that the terms of the Lease require it to be in at the expiration of the term of the Lease, but for the continued presence therein of Tenant's personal property and the continued occupancy thereof by Tenant, then the terms of this Section 4(b) shall be deemed to be satisfied with respect to Space A.

5. Tenant acknowledges that Landlord is currently holding a letter of credit in the amount of One Million Six Hundred Seventy Thousand 00/100 US Dollars (US$1,670,000.00) (the "Letter of Credit") securing Tenant's obligations under the Lease. Tenant shall, on or prior to the effective date of the New Lease, amend the Letter of Credit (which amendment shall be in form and substance reasonably acceptable to Landlord's attorney) to reduce the amount thereof to One Million Three Hundred Thirty Thousand Three Hundred Sixty-Two and 00/100 US Dollars (US$1,330,362.00) and to provide that the Letter of Credit will continue to secure Tenant's obligations under the New Lease. Such Letter of Credit shall be subject to further amendment as set forth in the last paragraph of Section 6 of the New Lease.

6. Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained, (f) Tenant is not currently in default under the Lease, and (g) as of the date hereof, the fair value of Tenant's assets exceed the amount of its liabilities and Tenant continues to pay its debts as and when they become due. The foregoing representations and warranty shall be deemed to be remade by Tenant in full as of the Early Termination Date.

7. Not later than January 20, 2004, Tenant shall pay to Landlord, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord, the sum of Three Million Three Hundred Forty Thousand and 00/100 Dollars ($3,340,000.00) (the "Termination Fee").

8. Section 11(c) of the Lease shall survive the termination of the Lease pursuant to this Agreement.

9. This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

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10.      Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement under seal on the day and year first above written.

                                         LANDLORD:

                                         DAVENPORT BUILDING LIMITED PARTNERSHIP,
                                         a Delaware limited partnership

                                         By: IBUS Davenport Cambridge, Inc., its
                                         general partner

                                              By:    /s/ Thomas McDonough
                                                  ----------------------------
                                              Name:  Thomas McDonough
                                              Title: Vice President

                                         TENANT:
                                         ART TECHNOLOGY GROUP, INC., a Delaware
                                         corporation

                                         By:     /s/ Edward Terino
                                               ----------------------------
                                         Name:  Edward Terino
                                               ----------------------------
                                         Title: Chief Financial Officer
                                               ----------------------------

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